Exhibit 10.1

AMENDMENT NO. 1 TO

HANGER INC. 2016 OMNIBUS INCENTIVE PLAN

The Hanger, Inc. 2016 Omnibus Incentive Plan (the “Plan”) is amended as follows, effective May 9, 2018:

The first sentence of Section 6(a) shall be replaced with the following:

“Subject to adjustment as provided in Section 18, an aggregate of two million, six hundred and twenty-five thousand (2,625,000) Shares, plus the number of shares available for issuance under the Prior Plan, that had not been made subject to outstanding awards as of the Effective Date, plus the number of Shares described in Section 6(c), are reserved for issuance under this Plan; provided that only two million, two hundred and fifty thousand,  (2,250,000) Shares may be issued pursuant to the exercise of incentive stock options.”